                                                                   STRINGER SAUL
                                                                   -------------





                                                               [GRAPHIC
                                                       OMITTED][GRAPHIC OMITTED]







                                         DATED 15 February 2001



                                    (1)     TIM ROSEN AND OTHERS

                                    (2)     LIGHTSEEK LIMITED

                                                   and

                                    (3)     VERTICALBUYER INC.









                    ----------------------------------------


                              SHARE SALE AGREEMENT

                    -----------------------------------------








                                17 Hanover Square
                                 London W1S 1HU
                               Tel: 020 7917 8500
                               Fax: 020 7917 8555

Index to Clauses

1   Interpretation

2   Agreement for sale

3   Purchase consideration

4   Completion

5   Warranties by the vendors

6   Communications

7   Governing Law and Jurisdiction

8   General

Schedule 1   Vendors' holdings and consideration

Schedule 2   Details of the Company

Schedule 3   Warranties

Schedule 4   Deed of Indemnity

Schedule 5   Employees

Schedule 6   The Purchase Consideration

Schedule 7   Intellectual Property

                              SHARE SALE AGREEMENT

Date:        2001

Parties:


'The Vendors': the persons whose names and addresses are set out in column 1 of Schedule 1.

'The Purchaser': Lightseek Limited (registered no 03770168) whose registered office is at 7 Gough House, 57 Eden Street, Kingston Upon Thames, Surrey KT1 1DE.

"VerticalBuyer": VerticalBuyer Inc. of 235 West 56th Street, 17B New York, NY 10019 incorporated under the laws of Delaware

OPERATIVE PROVISIONS:

1        Interpretation

1.1 In this agreement the following words and expressions have the following meanings:

         'CA' Companies Act 1985

         'COMPANIES ACTS' CA, the former Companies Acts (within the meaning of CA s 735(1)) and the Companies Act 1989

         'COMPANY' Litech Limited (registered no 03529690) whose registered office is at 60 Goswell Road London EC1.

         'DEED OF INDEMNITY' a deed in the form set out in Schedule 4

         'DEFERRED PURCHASE CONSIDERATION' means the consideration payable in accordance with paragraphs 2.1.2 of Schedule 6

         'DISCLOSURE LETTER' the disclosure letter, of the same date as this agreement, from the Vendors to the Purchaser

         'EMPLOYEES' the persons listed in Schedule 5 who are employed by the Company

         'FA' Finance Act

         'GROUP' means the Company and all its Subsidiaries

         'ICTA' Income and Corporation Taxes Act 1988

         'INITIAL PURCHASE CONSIDERATION' means the consideration payable in accordance with paragraphs 2.1.1 of Schedule 6

         'INTELLECTUAL PROPERTY' the intellectual property listed in Schedule 7.

         'LAST ACCOUNTS' the audited balance sheet, as at the Last Accounts Date, and audited profit and loss account for the year ended on the Last Accounts Date of each Group Company, including in the case of the Company the audited consolidated balance sheet as at such date and the audited consolidated profit and loss account for such period, and the directors' report and notes

         'LAST ACCOUNTS DATE' 31 March 2000 (being the date to which the Last Accounts have been prepared)

         "PURCHASE CONSIDERATION" means the sum of the Initial Purchase Consideration and the Deferred Purchase Consideration calculated and paid in accordance with Schedule 6;

         'SHARES' the 10,000 issued Ordinary Shares of(pound)1 each in the capital of the Company

         'SUBSIDIARY' a subsidiary as defined in CA s 736

         'TAXATION' all forms of taxation, duties, imposts and levies whatsoever, and wherever or whenever imposed

         'WARRANTIES' the warranties and representations by the Vendors in clause 5 and Schedule 3.

1.2 All references in this agreement to a statutory provision shall be construed as including references to:

         1.2.1 any statutory modification, consolidation or re-enactment (whether before or after the date of this agreement) for the time being in force;

         1.2.2 all statutory instruments or orders made pursuant to a statutory provision; and

         1.2.3 any statutory provisions of which a statutory provision is a consolidation, re-enactment or modification.

1.3 Any reference in this agreement to the 'Vendors' includes their respective personal representatives.

1.4 A reference in this agreement to FRS shall be a reference to a statement of standard accounting practice issued or adopted by The Accounting Standards Board Limited.

1.5 Clause headings in this agreement are for ease of reference only and do not affect the construction of any provision.

2        Agreement for sale

2.1 Subject to the terms and conditions of this agreement the Vendors shall sell as with full title guarantee and the Purchaser shall purchase the Shares, with all rights attaching to them and with effect from the date of this agreement.

2.2 In consideration of the promises herein contained, VerticalBuyer Inc agrees to pay the Deferred Purchase Consideration to the Vendors on the terms herein contained.

3        Purchase consideration

3.1 The purchase consideration for the Shares shall be the Initial Purchase Consideration and the Deferred Purchase Consideration calculated and paid in accordance with the provisions of Schedule 6.

3.2 The Vendors shall be entitled to the purchase consideration in the amounts set out in Schedule 1. For the avoidance of doubt the Vendors shall be entitled to equal proportions of the Deferred Purchase Consideration.

4        Completion

4.1 Completion of the purchase of the Shares shall take place at the offices of the Purchaser immediately after the signing of this agreement.

4.2      The Vendors shall deliver to the Purchaser:

         4.2.1 duly completed and signed transfers in favour of the Purchaser or as it may direct of the Shares together with the relative share certificates; and

         4.2.2 the Deed of Indemnity duly executed by the Vendors and the Company.

4.3      There shall be delivered or made available to the Purchaser:

         4.3.1 the seal and certificate of incorporation of the Company;

         4.3.2 the statutory books of the Company, complete and up-to-date;

         4.3.3 the appropriate forms to amend the mandates given by the Company to its bankers.

4.4 The Vendors shall repay all monies then owing by them to the Company, whether due for payment or not.

4.5      Board Meetings of the Company shall be held at which:

         4.5.1 such persons as the Purchaser may nominate shall be appointed additional directors; and

         4.5.2 the transfers referred to in clauses 4.2.1 shall be approved (subject to stamping).

4.6 Upon completion of the matters referred to in clauses 4.2 to 4.5 the Purchaser shall deliver to the Vendors the Initial Purchase Consideration.

5        Warranties by the Vendors

5.1 Each of the Vendors severally warrants to the Purchaser and to VerticalBuyer that, save as stated in the Disclosure Letter, the Warranties set out in Schedule 3 are true and accurate in all respects and that the contents of the Disclosure Letter, and of all accompanying documents, are true and accurate in all respects and fully, clearly and accurately disclose every matter to which they relate.

5.2 Each of the Warranties is without prejudice to any other warranty or undertaking and, except where expressly stated, no clause contained in this agreement governs or limits the extent or application of any other clause.

5.3 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by completion of the purchase of the Shares, by any investigation made by or on behalf of the Purchaser into the affairs of the Company, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release.

5.4 The liability of each of the Vendors under both the Warranties and the Deed of Indemnity shall be limited to the amount of the Purchase Consideration hereunder actually received by each of the Vendors. The liability of the Vendors to the Purchaser and to VerticalBuyer under the Warranties shall, in the absence of fraud, expire unless notice providing in reasonable detail the nature of the claim is served on the Vendors by 30 June 2002 and the liability of the Vendors under the Deed of Indemnity shall, in the absence of fraud, expire on the sixth anniversary of the date of this Agreement.

6      Communications

6.1 All communications between the parties with respect to this agreement shall be delivered by hand or sent by post to the United Kingdom address of the addressee as set out in this agreement or to such other address in the United Kingdom as the addressee may from time to time have notified for the purpose of this clause.

6.2 Communications addressed to the Purchaser shall be marked for the attention of Mr L. Kent.

6.3 Communications addressed to VerticalBuyer shall be marked for the attention of Mr T. Rosen with a copy to Mr James G. Smith, Kaplan Gottbetter & Levenson LLP, 630 Third Avenue, New York, NY 10017 (fax number 212 983 9210).

6.4 In proving service by post it shall only be necessary to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause.

7      Governing Jurisdiction

       This Agreement shall be governed by English law and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the English Courts.

8      General

       This agreement shall be binding upon each party's successors and assigns and personal representatives (as the case may be) but, except as expressly provided, none of the rights of the parties under this agreement or the Warranties may be assigned or transferred.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties as a deed the day and year first before written.

SIGNED and DELIVERED as a Deed by       /s/ TIMOTHY ROSEN

TIMOTHY ROSEN in the presence of:

/s/ JUNE PADDOCK






SIGNED and DELIVERED as a Deed by       /s/ LESLIE KENT

LESLIE KENT in the presence of:

/s/ JUNE PADDOCK





SIGNED and DELIVERED as a Deed by       /s/ ROBERT GORDON

ROBERT GORDON in the presence of:

/s/ JUNE PADDOCK





EXECUTED  as a Deed by

LIGHTSEEK LIMITED acting by:



                                     Director             /s/ TIMOTHY ROSEN

                                     Director/Secretary   /s/ LESLIE KENT





EXECUTED  as a Deed by

VERTICALBUYER INC. acting by:



                                     Director            /s/ TIMOTHY ROSEN

                                     Director/Secretary  /s/ LESLIE KENT

                                   SCHEDULE 1

                       Vendors' holdings and consideration

Vendor's name                  Holding of shares           Amount of                   Amount of
and address                                                Initial Purchase            Deferred Purchase
                                                           Consideration               Consideration

Timothy Rosen                  3,333                       (pound)0.50                 One third of the
The Granary                                                                            consideration  specified
Barnett Lane                                                                           in paragraph 2.1.2 of
Woresh                                                                                 Schedule 6
Surrey
GU5 ORX


Leslie Kent                    3,333                       (pound)0.50                 One third of the
Winton Lodge                                                                           consideration specified
Winton Hill                                                                            in paragraph 2.1.2 of
Stockbridge                                                                            Schedule 6
Hertfordshire


Robert Gordon                  3,334                       500,000 shares in           One third of the
1 Springfield Court                                        VerticalBuyer Inc.          consideration specified
Springfield Road                                           commonstock of $0.001       in paragraph 2.1.2 of
Kingston-upon-Thames                                       par value each              Schedule 6
Surrey
KT1 2SB

                                   SCHEDULE 2

                             Details of the Company



Part 1: The Company

Company number:                     03529690

Date of incorporation:              18 March 1998

Share capital:

         Authorised                 (pound)10,000

         Issued                     (pound)10,000

Registered office:                  60 Goswell Road, London EC1

Directors:                          Robert Gordon

                                    Timothy Rosen

                                    Leslie Kent

Secretary:                          Leslie Kent

                                   SCHEDULE 3

                                   Warranties


1      Corporate matters

1.1 The information relating to the Company contained in Schedule 2 is true and complete in all respects.

1.2 The Shares constitute the whole of the issued and allotted share capital of the Company.

1.3    The Company has no subsidiaries.

1.4 There are no agreements or arrangements in force, other than this agreement, which grant to any person the right to call for the issue, allotment or transfer of any share or loan capital of the Company.

1.5 The register of members and other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal; and no notice or allegation, that any of them is incorrect or should be rectified, has been received.

1.6 All returns, particulars, resolutions and documents required to be filed with the Registrar of Companies in respect of the Company have been duly filed and were correct.

2      Accounting matters

2.1 The Last Accounts have been prepared in accordance with the historical cost convention; and the bases and policies of accounting, adopted for the purpose of preparing the Last Accounts, are the same as those adopted in preparing the audited accounts of each Group Company in respect of the three last preceding accounting periods.

2.2    The Last Accounts:

       2.2.1 give a true and fair view of the assets, liabilities (including contingent, unquantified or disputed liabilities) and commitments of the Company at the Last Accounts Date and its profits for the financial period ended on that date;

       2.2.2 comply with the requirements of the Companies Acts and other relevant statutes;

       2.2.3 comply with all current FRSs applicable to a United Kingdom company;

       2.2.4 are not affected by any extraordinary, exceptional or non-recurring item;

       2.2.5 properly reflect the financial position of the Company as at their date.

2.3 All the accounts, books, ledgers, financial and other records, of whatsoever kind, of the Company are in its possession and give a true and fair view of its financial position.

3      Financial matters

3.1 The Company does not have any capital commitments outstanding at the Last Accounts Date and the Company has not, since then, incurred or agreed to incur any capital expenditure or commitments or disposed of any capital assets.

3.2 Since the Last Accounts Date the Company has not paid or declared any dividend or made any other payment which is, or is treated as, a distribution for the purposes of ICTA Part VI Chapter II.

3.3 The Company has not, since the Last Accounts Date, repaid, or become liable to repay, any indebtedness in advance of its stated maturity.

3.4 There are no liabilities (including contingent liabilities) which are outstanding on the part of the Company other than those liabilities disclosed in the Last Accounts or incurred, in the normal course of trading, since the Last Accounts Date.

3.5 Having regard to existing facilities, full details of which are set out in the Disclosure Letter, the Company has sufficient working capital for the purposes of continuing to carry on its business, in its present form and at its present level of turnover, for a period of twelve months after the date of this agreement.

3.6 None of the facilities available to the Company is dependent on the guarantee or indemnity of, or any security provided by, a third party.

3.7 The amounts now due from debtors will be recoverable in full in the normal course of business, and in any event not later than twelve weeks from the date of this agreement.

3.8 No part of the amounts included in the Last Accounts as owing by any debtors remains unpaid or has been released on terms that any debtor pays less than the full book value of his debt.

3.9 The Company has, since the Last Accounts Date, paid its creditors in accordance with their respective credit terms; and there are no amounts owing by the Company which have been due for more than six weeks.

3.10 No guarantee, or agreement for indemnity or for suretyship, given by, or for the accommodation of, the Company is outstanding.

4      Taxation matters

4.1 The Last Accounts make full provision or reserve for all Taxation (including deferred Taxation) which is liable to be or could be assessed on the Company, or for which it may be accountable, in respect of the period ended on the Last Accounts Date.

4.2 All returns, computations and payments which should be, or should have been, made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is, or is likely to be, the subject of any dispute with the Inland Revenue or other Taxation authorities.

4.3 The Company has duly deducted and accounted for all amounts which it has been obliged to deduct in respect of Taxation and, in particular, has properly operated the PAYE system, by deducting tax, as required by law, from all payments made, or treated as made, to its employees or former employees, and accounting to the Inland Revenue for all tax so deducted and for all tax chargeable on benefits provided for its employees or former employees.

4.4 The Company is not, nor will become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to the date of this agreement.

4.5 The Company has not, since the Last Accounts Date, incurred or is, or has become, liable to incur after that Date expenditure which will not be wholly deductible in computing its taxable profits except for expenditure on the acquisition of an asset to be held otherwise than as stock-in-trade, details of which are set out in the Disclosure Letter.

4.6 The execution or completion of this agreement will not result in any profit or gain deemed to accrue to the Company for Taxation purposes.

4.7 The Company has not in the past six years carried out, or been engaged in, any transaction or arrangement in respect of which there may be substituted for the consideration given or received by the Company a different consideration for Taxation purposes.

4.8 If each of the capital assets of the Company were disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Last Accounts, no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 1990 would arise.

4.9 The Company has duly registered and is a taxable person for the purposes of value added tax and has not applied for treatment nor is treated as a member of a Group.

5      Trading matters

5.1 Since the Last Accounts Date the business of the Company has been continued in the ordinary and normal course, and there has been no deterioration in its turnover, or its financial or trading position or prospects.

5.2 The Company is not, nor has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

5.3 The Company is not engaged in any litigation or arbitration proceedings, as plaintiff or defendant; there are no proceedings pending or threatened, either by or against the Company; and there are no circumstances which are likely to give rise to any litigation or arbitration.

5.4 There is no dispute with any revenue or other official department in the United Kingdom or elsewhere, in relation to the affairs of the Company, and there are no facts which may give rise to any dispute.

5.5 There are no claims pending or threatened, or capable of arising, against the Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

5.6 The Company has conducted and is conducting its business in all respects in accordance with all applicable laws and regulations, whether of the United Kingdom or elsewhere.

5.7    No power of attorney given by the Company is in force.

5.8 There are no outstanding authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of the Company.

5.9 The Disclosure Letter contains accurate particulars of all subsisting contracts to which the Company is a party at the date of this agreement.

5.10 The Company is not nor will with the lapse of time become in default in respect of any obligation or restriction.

5.11 The Company is not a party to, and its profits or financial position during the past three years have not been affected by, any contract or arrangement which is not of an entirely arm's length nature.

6      Property matters

       The Company has no interest or liability (whether actual or contingent) of any nature whatsoever in (or arising out of its occupation of) any freehold or leasehold property.

7      Intellectual Property Rights

7.1 The Intellectual Property comprises all the Intellectual Property owned or used by the Company in connection with its business.

7.2 All rights in all Intellectual Property owned or used by the Company (whether or not included in the Intellectual Property) are vested in or validly granted to the Company and are not restricted in any way.

7.3 The Company has not granted nor is obliged to grant any licence, sub-licence or assignment in respect of any Intellectual Property owned or used by it and has not disclosed nor is obliged to disclose any know-how, computer know-how, business information or marketing information to any person other than its employees for the purpose of carrying on its business.

7.4 The Company is not in breach of any licence, sub-licence or assignment granted to it in respect of any Intellectual Property or of any agreement under which any know-how, computer know-how, business information or marketing information was or is to be made available to it;

7.5 The processes and methods employed the services provided, the businesses conducted and the products manufactured, used or dealt in by the Company do not and at the time of being employed, provided, conducted, manufactured, used or dealt in did not infringe the rights of any other person in any intellectual property, know-how, computer know-how, business information or marketing information.

7.6 There is no unauthorised use by any person of any of the Intellectual Property of the Company or of any infringement of its rights therein.

7.7 The Company is not a party to any confidentiality agreement or any agreement which restricts the free use or disclosure of any information.

8      Employment matters

8.1 Full particulars of the identities, dates of commencement of employment, or appointment to office, and terms and conditions of employment of all the employees and officers of the Company, including without limitation profit sharing, commission or discretionary bonus arrangements, are fully and accurately set out in Schedule 5.

8.2 Since the Last Accounts Date or (where employment or holding of office commenced after that date) since the commencing date of the employment or holding of office, no change has been made in the rate of remuneration, emoluments or pension benefits, of any officer, ex-officer or senior executive of the Company (a senior executive being a person in receipt of remuneration in excess of (pound)15,000 per annum).

8.3 The Company is not bound or accustomed to pay any moneys other than in respect of remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of, any officer or employee.

8.4 Apart from the pension scheme referred to in the Disclosure Letter ('the Scheme'), the Company is not under any legal or moral liability or obligation, or a party to any ex-gratia arrangement or promise, to pay pensions, gratuities, superannuation allowances or the like, or otherwise to provide 'relevant benefits' within the meaning of ICTA s 612, to or for any of its past or present officers or employees or their dependants; and there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to, or binding on, the Company or to which the Company contributes.

8.5 Full particulars of the Scheme are contained in, or annexed to the Disclosure Letter, including without limitation true copies of the trust deeds and latest actuarial report and full and accurate details of the assets, funding arrangements and current membership.

8.6 The assets, investments or policies held by the trustees of the Scheme are sufficient to satisfy the liabilities and obligations (both current and contingent) which the Scheme has to its members.

8.7 The Scheme is an exempt approved scheme within the meaning of ICTA s592 and there is no reason why approval may be withdrawn.

9      Insurances

9.1 The Company is now, and has at all material times been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same business as that carried on by it.

9.2 All insurances are currently in full force and effect, and nothing has been done or omitted to be done which could make any policy of insurance void or voidable, or which is likely to result in an increase in premium.

9.3 No claim is outstanding, or may be made, under any of the insurance policies and no circumstances exist which are likely to give rise to a claim.

10     General matters

10.1 All information given by any of the Vendors, the Vendors' Solicitors or the Vendors' accountants to the Purchaser, the Purchaser's Solicitors or the Purchaser's accountants relating to the business, activities, affairs, or assets or liabilities of the Company was, when given, and is now accurate and comprehensive in all respects.

10.2 There are no material facts or circumstances, in relations to the assets, business or financial condition of the Company, which have not been fully and fairly disclosed in writing to the Purchaser or the Purchaser's Solicitors, and which, if disclosed, might reasonably have been expected to affect the decision of the Purchaser to enter into this agreement.

                                   SCHEDULE 4

                                Deed of indemnity

Date:            2001

Parties:

1 "The Covenantors": the persons whose names and addresses are set out in the Schedule.

2 "The Company" : Litech Limited (registered no 03529690) whose registered office is at 60 Goswell Road London EC1.


Recital:

This deed is entered into pursuant to an agreement made between the Covenantors
(1), Lightseek Limited ("the Purchaser") (2) VerticalBuyer Inc.
("VerticalBuyer") and relating to the sale of all the share capital of the Company ("the Agreement").

Operative provisions


1       Definitions

        In this deed the meanings of 'THE LAST ACCOUNTS', 'COMPLETION', 'THE LAST ACCOUNTS DATE' and 'TAXATION' shall be the same as in the Agreement.

2       Indemnity

2.1 Subject as provided below, each of the Covenantors severally covenant with the Company to indemnify the Company against:

        2.1.1 any liability for Taxation which arises wholly or partly in respect of, or in consequence of, any acts, omissions or transactions occurring or entered into on, or before, the date of this deed or which results from, or is calculated by reference to, any income, profits or gains earned, received or accrued, or deemed to have been earned, received or accrued, on or before that date;

        2.1.2 any resultant costs; and

        2.1.3 any Taxation payable by the Company on or in respect of any payment made under this deed.

3       Exclusions

3.1     The indemnity in clause 2.1 shall not apply to any liability:

        3.1.1 to the extent that either an appropriate provision or reserve in respect of the liability was made in the Last Accounts or the liability was specifically referred to and quantified in the notes to those Accounts;

        3.1.2 for which the Company is, or may become, liable wholly, or primarily, as a result of transactions in the normal course of its business after the Last Accounts Date;

        3.1.3 to the extent that the liability arises as a result only of the appropriate provision or reserve in the Last Accounts being insufficient by reason of any increase in rates of Taxation made after the date of the Agreement;

3.2 The liability of each of the Covenantors hereunder shall be limited to the amount of the Purchase Consideration actually received by each of the Vendors pursuant to the provisions of the Share Sale Agreement of even date. In the absence of fraud, the liability of each of the Covenantors shall expire on the sixth anniversary of the date hereof.

4      Conduct of claims

4.1 The Company shall notify the Covenantors in writing of any information which comes to its notice, whereby it appears that the Covenantors are, or may become, liable under this deed.

4.2 Subject to clause 4.3, the Company shall, at the expense of the Covenantors, take or procure the Company to take such action, to contest any claim which could give rise to a liability under this deed, as the Covenantors, or a majority of them, may reasonably require.

4.3 The Covenantors shall, at the request of the Company, provide, to the reasonable satisfaction of the Company, security or indemnities, or both, in respect of all the costs and expenses of any action taken pursuant to clause 4.2 but subject always to clause 3.2.

5      General

5.1 This deed shall be binding on the Covenantors and their respective personal representatives.

5.2 The provisions of the Agreement relating to communications shall apply to any communication to be given under, or in connection with, this deed.


                                    SCHEDULE



T.N.D.  Rosen

L. J. Kent

R. Gordon


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                                   SCHEDULE 5

                                   Employees

                                   R. Gordon
                                   M. Care
                                   B. Lucking

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                                   SCHEDULE 6

                           The Purchase Consideration


1      Interpretation

       In this Schedule, where the context admits:

       'After Tax Profits' means the profit on ordinary activities of the Company after extraordinary and exceptional items, fees, commissions and other similar costs, expenses and charges interest and similar amounts and after Taxation in respect of each relevant period commencing on 1 January and ending 31 December;

       'Company's Auditors' means Kingston Smith, Devonshire House, 60 Goswell Road, London EC1M 7AD

       'SSAP' means Statement of Standard Accounting Practice in force at the date hereof;

       and references to a paragraph or sub-paragraph are to paragraphs of sub-paragraphs of this Schedule.

2      Calculation of Consideration

2.1 The Purchase Consideration for the transfer of the Shares shall consist of:

       2.1.1  Initial Purchase Consideration of:

               2.1.1.1 (pound)1 for the transfer of all of the shares in the
                       Company held by Leslie Kent and Timothy Rosen; and

               2.1.1.2 500,000 shares in VerticalBuyer common stock of $0.001 par value per share for the transfer of all of the shares in the Company held by Robert Gordon; and

       2.1.2 Deferred Purchase Consideration payable in equal amounts to each of the Vendors by VerticalBuyer of:

       2.1.3 six times the average of the total of the After-Tax Profits of the Company for each of the 3 years ending 31 December 2001, 2002 and 2003 as certified by the Company's Auditors, to be paid in shares in VerticalBuyer common stock of $0.001 par value per share. Each share of common stock of $0.001 par value per share shall be valued at $1.00 per share for the purposes of calculating the number of shares to be issued to the Vendors hereunder provided however that the $1.00 shall be appropriately adjusted to reflect any stock splits, reverse stock splits or stock dividends.

2.2    The Purchase Consideration shall be paid:

       2.2.1  as to the Initial Purchase Consideration, on Completion; and

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


       2.2.2 as to the Deferred Purchase Consideration, VerticalBuyer shall deliver to the Vendors duly signed share certificates to the value of the Deferred Purchase Consideration calculated in accordance with paragraph 2.1.2 of this Schedule 6 no later than 60 days after the filing of the audited annual accounts for the year ending 31 December 2003.

2.3 The Purchaser and VerticalBuyer agree not to sell all of the shares or the business of the Company until the Deferred Purchase Consideration has been paid to the Vendors.

2.4    If:

       (i)        before the payment in full of the Deferred Purchase
                  Consideration; or

       (ii) in the event that the Company fails to achieve six times After-Tax Profits of at least $1 million in each of the years ended 31 December 2001, 31 December 2002 or 31 December 2003; or

       (iii)      before 31 March 2004:

       either the Purchaser or the VerticalBuyer shall go or threaten to go into liquidation, receivership or administration, become unable to pay its debts within the meaning of Section 123 Insolvency Act 1986 or any court order is made or applied for with respect to the same or any other insolvency proceedings are brought against either the Purchaser or VerticalBuyer or either the Purchaser or VerticalBuyer suffers any other act of insolvency in any applicable jurisdiction, the Vendors shall have the option exercisable immediately to repurchase the Shares for the same consideration actually received by them hereunder.

2.5 The Purchaser shall be entitled to withhold from any payment to be made hereunder a genuine and reasonable estimate of monies due to the Purchaser from the Vendors pursuant to the Warranties or the Deed of Indemnity. Such payments shall be released to the Vendors if and only to the extent that the amount so retained exceeds the amount of any such claim(s) which are agreed or which are found due by a Court of competent jurisdiction.

2.6 The Deferred Purchase Consideration (less any amount withheld pursuant to clause 2.5 above) shall be paid by way of bankers' draft to the Vendors whose receipt shall be a good and sufficient discharge therefor.

3      Experts

       Any role discharged by the Company's Auditors hereunder shall be discharged as expert and not as arbitrator. Any certificate provided by the Company's Auditors pursuant to clause 2 shall in the absence of fraud or manifest error be binding upon the parties hereto.

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                                   SCHEDULE 7


                              Intellectual Property

            Application for patent and trademark for Litech Cascade.

           Designs, copyright, know how and confidential information
                        relating to the Litech business.


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